ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                              LICENSING AGREEMENT

         This single user license agreement (the "Licensing Agreement") is a binding agreement between ThirdAge, Inc. a New York corporation with offices at 611 Broadway, Suite 405, New York NY, 10012 or its assignee(s) (hereafter "ThirdAge") and Atlantic International Entertainment, Ltd., a publicly listed Delaware corporation with offices at 2200 Corporate Blvd., Suite 317, Boca Raton, FL 33431 (hereafter "AIE") for ThirdAge to utilize AIE's Internet casino software (hereafter the "Internet Casino Extension" or "ICE").

         Whereas, AIE has acquired and/or developed software for use in operating a gaming site on the Internet/World Wide Web; and Whereas, ThirdAge is willing to be the first licensee of AIE, under the terms stated herein. Now therefore, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

         1. SUBJECT MATTER OF THE LICENSE. The ICE includes, but is not limited to, software, computer hardware, trade secrets, proprietary information, computer code and computer processes for creating and operating wagered and non-wagered gaming activities on the Internet. Such gaming activities include, but are not limited to, poker, blackjack, roulette, Caribbean poker, bingo, keno, slots and any other Internet game offered now, or in the future, by AIE.

         2. GRANT OF LICENSE. The ICE is licensed and not sold hereunder. This Agreement grants ThirdAge the following rights:

         (a) ThirdAge may install and use one copy of the ICE. The ICE may not be shared or used concurrently at more than one location;

         (b) ThirdAge shall have timely access to all improvements, updates and upgrades developed by AIE and/or its licensees, so long as ThirdAge is current with its payments under Article 3 herein;

         (c) ThirdAge may adopt, or not adopt, any upgrades provided by AIE. In the event ThirdAge does not adopt, or otherwise alters, any part of the code provided by AIE, ThirdAge:

             (i) shall be in no way relieved of its obligation to pay the remainder of the Article 3 Fee payable out of Net Revenue while using ICE; and

             (ii) shall remove the "ICE" logo from all software.

         (d) The above mentioned 1(c) shall thereafter constitute the sole liability of ThirdAge to AIE.

         3. FEE. ThirdAge shall pay to AIE:

         (a) Thirty Thousand Dollars ($30,000) within ninety (90) days of the execution of this Agreement;

         (b) an additional Twenty Thousand Dollars ($20,000) upon installation by AIE of the ICE and commencement of operation as a revenue-producing Internet casino; and

         (c) an additional Four Hundred Thousand Dollars ($400,000) thereafter to be received from a three percent (3%) participation in the gross revenue of such Internet casino operated by ThirdAge using ICE (such payment amount not to exceed Ten Thousand Dollars per month) until such time as AIE has received a total of Four Hundred Fifty Thousand Dollars ($450,000) hereunder. Thereafter, no further revenue participation, or licensing fee of any kind, shall be due for such license.

         Nothing in this Agreement shall oblige AIE to incur any expense under this licensing agreement prior to AIE receiving the first payment of Thirty Thousand Dollars ($30,000). ThirdAge shall be granted a thirty (30) day "cure period" for any Fee installment not paid to AIE when due.

         4. COPYRIGHT. AIE represents that the ICE is, and at all times during the term of this Agreement shall remain, protected by copyright laws and international copyright treaties as well as other intellectual property laws and treaties. All title and copyrights to the ICE are owned solely by AIE. AIE agrees to indemnify and hold harmless ThirdAge and its assignee(s) against any and all third party claimants challenging such ownership, or the right to license, by AIE. Further, AIE agrees to indemnify and hold harmless ThirdAge and its assignee(s) against claims of any type by anyone licensing software or code to AIE.

         5. DESCRIPTION OF OTHER RIGHTS AND LIMITATIONS

         (a) In the event of a subsequent modification of ICE by ThirdAge, such addition or improvement shall become the property of ThirdAge or its assignee(s); ThirdAge shall thereafter offer AIE a non-exclusive license on terms and conditions to be determined at the time of the granting of such non-exclusive license to AIE.

         (b) Other than as provided herein, ThirdAge may not rent, lease, sell, transfer or assign the ICE without written consent of AIE.

         6. SUPPORT AND UPGRADES. ThirdAge shall pay AIE Two Thousand Dollars ($2,000) per month for the timely telephone technical support and upgrades to the current ICE for the thirty-six (36) months following the commencement of wagering operations on the ThirdAge Internet casino.

         7. CUSTOMIZATION. AIE shall make cosmetic modifications to the ICE graphical user interface with specifications provided by ThirdAge.

         8. SYSTEM HARDWARE. AIE will provide to ThirdAge, at no additional cost, the attendant computer hardware required to run the ICE and operate the Internet casino according tot he specifications annexed hereto as Exhibit 1.

         9. TERM. The term of this Agreement shall commence upon the execution hereof and shall not be terminated thereafter for any reason other than:

         (a) by AIE, for non-payment of the Fee pursuant to Article 3 herein or,

         (b) by ThirdAge, for the breach of any representation, covenant, or obligation by AIE to ThirdAge or any of its assignees.

         10. VALUE ADDED RESELLER. ThirdAge shall have the option to license up to five (5) additional ICE licenses for the lower of $250,000 or 50% percent of the amount AIE would charge a retain (i.e. single-user) purchaser. Payment for such ICE licenses shall be paid to AIE:

         (a) Thirty Thousand Dollars ($30,000) on execution of the license by assignee;

         (b) Twenty Thousand Dollars ($20,000) upon the installation by AIE of the ICE and commencement of operation as a revenue producing Internet casino; and

         (c) an additional Two Hundred Thousand Dollars ($200,000) thereafter to be received from a three (3%) participation in gross revenue in such Internet casino using ICE (such payment amount not to exceed Ten Thousand Dollars per month) until such time as AIE has received a total of Two Hundred and Fifty Thousand Dollars ($250,000). Thereafter no further licensing fee, or revenue participation of any type, shall be due for such license. And, so long as any assignee of ThirdAge is current in their Fee payments: (i) they shall receive any and all AIE upgrades; and (ii) in no instance shall their license be terminated.

         11. TERMINATION. This is a non-expiring royalty-free license for use worldwide by ThirdAge. AIE or ThirdAge may terminate this Agreement if one of the parties fails to comply with the conditions of this Agreement. In such event, ThirdAge must destroy all copies of the ICE provided by AIE. A default and/or termination under this Licensing Agreement by ThirdAge shall not constitute a default under any licensing agreement with any assignee of ThirdAge, unless such assignee is independently in default due to non-payment of the AIE Fee while operating an Internet Casino using ICE software. AIE recognizes that assignees of ThirdAge, as well as ThirdAge, may suffer irreparable injury in the event of a termination of this Agreement.

         12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties and supersedes all prior negotiations. Article and Section headings in this Agreement are included herein for convenience or reference only.

         EXCEPT AS PROVIDED HEREIN, ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. TO THE MAXIMUM EXTENT PERMITTED BY DELAWARE LAW, DISCLAIMS ALL WARRANTIES, EITHER EXPRESSED OR IMPLIED WITH REGARD TO THIS PRODUCE ANT, EXCEPT FOR ITS PROVEN NEGLIGENCE, IN NO EVENT SHALL ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF THE USE OF THIS PRODUCT.

Agreed to this _______ day of March 1997.

Authorized signatory for            Authorized signatory for
ThirdAge, Inc.                      Atlantic International Entertainment, Ltd.
611 Broadway                        2200 Corporate Blvd
Suite 405                           Suite 317
New York, NY 10012                  Boca Raton, FL 33431


By: /s/ Robert Berg                 By: /s/ Richard A. Iamunno
    --------------------------          -----------------------------
    Robert W. Berg, President           Richard A. Iamunno, President

                                  ADDENDUM # 1

Addendum to License Agreement between Atlantic International Entertainment. Ltd. and ThirdAge, Inc.

DEFINITIONS AND CLARIFICATIONS

         1. Net Revenue is defined as the total amount wagered less winnings before expenses. A mutually acceptable procedure will be established to allow AIE to determine the Net Revenue to ThirdAge from gaming operations derived from its licensed Internet casino hereunder. During those months that such casino is operating and receiving gaming revenue, AIE is to receive a minimum monthly payment of $3000 toward the balance of the Fee. Such monthly payments shall begin ninety (90) days after the commencement of gaming operations and shall terminate upon receipt of the Fee by AIE (pursuant to Article 3). 2. The ICE system is the product licensed and does not include non-gaming or non-casino related software that may be developed by AIE in future. 3. ThirdAge, Inc. is not the first licensee of the current ICE product.

PARAGRAPH MODIFICATIONS AND CLARIFICATIONS:

         1. Paragraph 1 - All casino related games developed, and upgrades for the ICE software system purchase by ThirdAge, will be available to ThirdAge or its assignee(s) at no additional cost. Caribbean poker, bingo and keno are not currently available but are under study for possible development and inclusion in the current product. Other Internet games may be developed by AIE hereafter that are non-gaming and not Internet casino related. They are not part of this agreement.

         2. Paragraph 6 - Each ICE system installed including those sold in accordance with Paragraph 10 is subject to the $2000 per month support and upgrade charge for thirty-six (36) months following the commencement of wagering operations.

         3. Paragraph 7 - ThirdAge is to furnish the necessary graphic art to AIE.

         4. Paragraph 8 - The maximum hardware allowance included in this agreement is $15,000 and will include all that is required to operate the system. Some items on Exhibit 1; items 5 and 6 are optional at additional cost, the software in users computers. As resellers, ThirdAge will market the ICE product for the equivalent consideration AIE is deriving for the product.

         5. Paragraph 10 - Computers and hardware are not included in the reseller license fee but AIE will install, at n additional cost, the software in users computers. As resellers, ThirdAge will market the ICE product for the equivalent consideration AIE is deriving for the product.

Agreed to this _________ day of March 1997

ThirdAge, Inc.                      Atlantic International Entertainment, Ltd


By: /s/ Robert W. Berg              By: /s/ Richard Iamunno
    --------------------------          -----------------------------
    Robert W. Berg, President           Richard A. Iamunno, President